Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT (this “Amendment”), dated as of July 24, 2023, to the AGREEMENT AND PLAN OF MERGER (the “Agreement”, and, as amended and supplemented by this Amendment, the “Amended Agreement”), dated as of August 4, 2022, is by and among Amazon.com, Inc., a Delaware corporation (“Parent”), Martin Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and iRobot Corporation, a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 9.2 of the Agreement, the Parties desire to amend and supplement certain terms of the Agreement by entering into this Amendment.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Amendment, the Parties agree as follows:

1.	Definitions

a.	Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

b.

The defined terms “Clearance Date”, “Proxy Statement”, “Company Recommendation”, “Company Stockholders Meeting” and “Requisite Stockholder Vote” under the Agreement are each a “Specified Original Term” for purposes of this Amendment, and shall be respectively replaced in a mutatis mutandis manner in accordance with the provisions of this Amendment by the following terms (each a “Specified Replacement Term”):

i.

“Additional Clearance Date” means the earlier of (A) the date that is ten (10) days after the filing of the Additional Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (B) the date that the Company is informed by the SEC staff that it has no further comments on the Additional Proxy Statement.

ii.	“Additional Proxy Statement” means a proxy statement in preliminary form relating to the Company Additional Stockholders Meeting.

iii.

“Company Additional Recommendation” means the unanimous action by the Company Board to approve and declare advisable the Amended Agreement, and to resolve to recommend that the Amended Agreement be approved and adopted by the holders of Shares.

iv.	“Company Additional Stockholders Meeting” means a meeting of the holders of Shares duly called and held to consider and vote upon the approval and adoption of the Amended Agreement.

v.

“Requisite Additional Stockholder Vote” means the approval and adoption of the Amended Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.

2.

Provisions Relating to the Merger Consideration. Section 4.1(a) of the Agreement shall be amended by replacing the words “$61.00 per Share in cash, without interest” with the words “$51.75 per Share in cash, without interest”.

3.

Provisions Relating to the Requisite Additional Stockholder Vote. Section 5.1(c)(i), Section 5.1(c)(ii)(A), Section 5.1(e)(i), Section 6.3, Section 6.4 and Section 6.6 of the Agreement shall be amended mutatis mutandis, as applicable, by replacing each Specified Original Term therein with its respective Specified Replacement Term. Section 6.3(a) and Section 6.4(a) of the Agreement shall be amended by replacing the words “the date of this Agreement” in each instance with the words “the date of the Amendment”.

4.	Provisions Relating to Acquisition Proposals; Change of Recommendation; Termination; Effect of Termination and Abandonment.

a.	Section 6.2, Section 8.1 and Section 8.2(b) of the Agreement shall be amended mutatis mutandis by replacing each Specified Original Term therein with its respective Specified Replacement Term.

b.

The definition of “Superior Proposal” in Section 6.2(d) of the Agreement shall be amended by replacing the words “first made after the date of this Agreement” with the words “first made after the date of the Amendment”.

c.

The definition of “Intervening Event” in Section 6.2(f) of the Agreement shall be amended by replacing the words “as of the date of this Agreement” with the words “as of August 4, 2022 or the date of the Amendment”.

5.

Provisions Relating to Conditions to Each Party’s Obligation to Effect the Merger. Section 7.1(a) of the Agreement shall be amended by replacing the words “Requisite Stockholder Vote” with the words “Requisite Additional Stockholder Vote”.

6.

Provisions Relating to Termination. The first proviso in Section 8.1(b) shall be amended and restated in its entirety as follows: “provided, that if the Closing shall not have occurred as of the Outside Date and all the conditions to Closing, other than the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c) (as it relates to the HSR Act or any other Antitrust Law or Foreign Investment Law), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date shall be automatically extended to the date that is the eighteen (18) month anniversary of the date of this Agreement (the “First Outside Date Extension”), and such date shall be the Outside Date”.

7.

Provisions Relating to Publicity. Section 6.8 of the Agreement shall be amended by adding the following sentence immediately after the first sentence thereof: “The initial press release relating to the Amendment shall be a joint press release, the text of which has been agreed to by each of Parent and the Company.”

8.

Provisions Relating to Modification or Amendment. Section 9.2 of the Agreement shall be amended mutatis mutandis by replacing each Specified Original Term therein with its respective Specified Replacement Term.

9.	Representations and Warranties.

a.

The Company hereby represents and warrants to Parent and Merger Sub as follows: The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Amendment and to consummate the transactions contemplated by this Amendment, subject only to approval and adoption of this Amendment by the Requisite Additional Stockholder Vote. This Amendment has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. This Section 9(a) of this Amendment shall be deemed added to Section 5.1(c)(i) for all purposes of the Amended Agreement (including Section 7.2(a) thereof); provided that for the purposes of Section 7.2(a) thereof, the accuracy of the representations and warranties set forth in this Section 9(a) of this Amendment shall be assessed as of the date of this Amendment and as of the Closing Date.

b.

Parent and Merger Sub each hereby represents and warrants to the Company as follows: No vote of holders of capital stock of Parent is necessary to approve this Amendment or the transactions contemplated by this Amendment. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Amendment and to consummate the transactions contemplated by this Amendment, subject only to the approval and adoption of this Amendment by the sole stockholder of Merger Sub, which such approval and adoption shall occur promptly following the execution and delivery of this Amendment. This Amendment has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. This Section 9(b) of this Amendment shall be deemed added to Section 5.2(b) for all purposes of the Amended Agreement (including Section 7.3(a) thereof); provided that for the purposes of Section 7.3(a) thereof, the accuracy of the representations and warranties set forth in this Section 9(b) of this Amendment shall be assessed as of the date of this Amendment and as of the Closing Date.

c.

The representations and warranties made by the Company in Section 5.1(c)(ii) of the Agreement shall be deemed made both as of (i) August 4, 2022 (with respect to the Company Recommendation, submission of the Agreement to the holders of Shares, and receipt of the opinion of the Financial Advisor, in each case, with respect to the Agreement) and (ii) as of the date hereof (with respect to the Company Additional Recommendation, submission of the Amended Agreement to the holders of Shares, and receipt of the opinion of the Financial Advisor, in each case, with respect to the Amended Agreement); provided that in the case of clause (ii), for purposes of Section 7.2(a) of the Agreement, the accuracy of such representations and warranties shall be assessed as of the date of this Amendment and as of the Closing Date.

d.

The representations and warranties made by the Company in Section 5.1(x) of the Agreement shall be deemed made both as of (i) August 4, 2022 (with respect to the opinion delivered prior to the execution of the Agreement) and (ii) as of the date hereof (with respect to the opinion delivered prior to the execution of this Amendment); provided that in the case of clause (ii), for purposes of Section 7.2(a) of the Agreement, the accuracy of such representations and warranties shall be assessed as of the date of this Amendment and as of the Closing Date.

10.	General Provisions.

a.

All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended or supplemented by this Amendment, (i) no waivers with respect to the Agreement or the obligations thereunder are hereby being made, granted or consented to by the Parties and (ii) all of the terms of the Agreement shall remain unchanged and in full force and effect, and are hereby incorporated by reference into this Amendment.

b.

After giving effect to this Amendment, (i)(A) each reference in the Agreement to “the Agreement”, “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Amended Agreement (except in the case of the second whereas clause of the Agreement, Section 5.1(ii), the first and second instances of the words “this Agreement” in Section 5.1(a)(iii)(I), Section 6.2(h), the first instance of the words “this Agreement” in Section 6.2(i) and the first sentence of Section 6.8 of the Agreement), and (B) all references in the Company Disclosure Schedule to “the Agreement” shall refer to the Amended Agreement, and (ii) except as expressly set forth in this Amendment, notwithstanding the foregoing proviso (i), all references in the Agreement or the Company Disclosure Schedule to “the date hereof”, “the date of this Agreement” or “the date of the Agreement” shall refer to August 4, 2022.

c.

Notwithstanding anything to the contrary in this Amendment, but subject to Section 9 hereof, any assessment of whether any Party has breached or complied with the Amended Agreement, the accuracy of any representation or warranty of any Party, or of whether any of the conditions to Closing set forth in Article VII of the Amended Agreement have been satisfied shall take into account, as applicable, such Party’s performance of its respective obligations since, or the accuracy of its representations and warranties as of, August 4, 2022 (and not only such performance since, or accuracy as of, the date of this Amendment), except, in the case of a representation or warranty, to the extent that such representation or warranty expressly speaks as of a particular date or period of time, in which case such assessment of accuracy shall take into account such particular date or period of time in accordance with such express terms.

d.

This Amendment and the Agreement (including any exhibits, annexes and schedules hereto and thereto) and the documents and other agreements among the Parties as contemplated by or referred to herein and therein, including the Company Disclosure Schedule, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

e.

The provisions of Article IX of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Amended Agreement, taken together as a single agreement, reflecting the terms as amended and supplemented by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AMAZON.COM, INC.

By:	/s/ Peter Krawiec
Name: Peter Krawiec Title: Senior Vice President, Worldwide Corporate Development

IROBOT CORPORATION

By:	/s/ Colin M. Angle
Name: Colin M. Angle Title: Chief Executive Officer

MARTIN MERGER SUB, INC.

By:	/s/ Peter Krawiec
Name: Peter Krawiec Title: President

[Signature Page to Amendment to the Agreement and Plan of Merger]